UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐	Soliciting Material Under Rule 14a-12
Alliance Semiconductor Corporation
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
B. Riley & Co., Inc.
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER
THAN THE REGISTRANT)

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PRESS RELEASE
FOR IMMEDIATE RELEASE
GLASS LEWIS & CO. RECOMMENDS A VOTE FOR THE B. RILEY & CO. DISSIDENT SLATE OF DIRECTORS
Los Angeles, CA, October 11, 2005: B. Riley & Co., Inc. today announced that the prominent independent proxy advisor, Glass Lewis & Co., has recommended that shareholders of Alliance Semiconductor Corporation (NASDAQ: ALSC) vote FOR the B. Riley & Co., Inc. Nominees for the ALSC Board and not vote for the incumbent board.
In recommending a vote FOR the B. Riley & Co., Inc. Nominees on the GOLD proxy card, Glass Lewis noted that, “[W]e believe that the current board of directors has failed, in more than one area, to provide adequate oversight regarding the management of the Company.”
Glass Lewis went on to state, “Considering the current board’s pattern of a lack of oversight and given the plan presented by the Dissidents, we believe that Alliance shareholders would benefit from the appointment of directors that will be more responsive to the requirements of shareholders.”
Bryant Riley the CEO of B. Riley & Co., Inc., stated, “We are gratified that Glass Lewis, an organization dedicated to providing independent voting advice, has agreed with our conclusion that the current board has been unresponsive to the interests of shareholders and that our nominees should be elected”. With little time left until the annual meeting of shareholders, we hope that Alliance shareholders will vote their GOLD proxy card FOR our Nominees.”
CERTAIN INFORMATION CONCERNING PROXY MATERIALS
B. Riley & Co., Inc. has filed a definitive proxy statement with the Securities and Exchange Commission and mailed it to all holders of record. This proxy statement contains important information about Riley’s nominees, voting procedures, participants in the proxy solicitation and other matters. These materials can be seen at www.sec.gov or at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.
Any shareholder who does not have these materials or Riley’s GOLD proxy card can also obtain these free of charge by calling MacKenzie Partners at 800-322-2885.

Contacts:	MacKenzie Partners, Inc. Jeanne Carr: 212-929-5916 Dan Sullivan: 212-929-5500